Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS THERAPEUTICS GRANTED KEY PATENT FOR ANDROXAL®

THE WOODLANDS, Texas – August 11, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced the US Patent and Trademark office has issued U.S. Patent No. 7,759,360 for Androxal®, the Company’s lead program for the treatment of low testosterone in men.  This patent specifically claims methods and materials for the treatment of testosterone deficiency in men with secondary hypogonadism.  Repros has over 35 issued or pending US and European patents involving Androxal.  The term of the patent will expire on March 19, 2023.  If a Patent Term Extension under the Hatch-Waxman Act is granted, patent life in the US could extend into 2028.

“We are pleased to strengthen our intellectual property portfolio and expect additional patent grants surrounding Androxal,” stated Joseph Podolski, President and Chief Executive Officer of Repros Therapeutics.  “This patent is important to the protection of our Androxal program.  If Repros can successfully develop Androxal, it could become a leading treatment for low testosterone in men.”

ANDROXAL IS AN ORAL THERAPY THAT RESTORES TESTICULAR FUNCTION IN MEN EXPERIENCING LOW TESTOSTERONE DUE TO SECONDARY HYPOGONADISM.  SECONDARY HYPOGONADISM IS A CONDITION COMMONLY RELATED TO AGING BUT MAY RESULT OR BE A CO MORBID STATE ASSOCIATED WITH A VARIETY OF CONDITIONS, INCLUDING TYPE II DIABETES.  SECONDARY HYPOGONADISM IS NOT A FAILURE OF THE TESTES, BUT AN INABILITY OF THE PITUITARY TO RESPOND TO A LOW TESTOSTERONE STATE BY SECRETING SUFFICIENT LEVELS OF LUTEINIZING HORMONE (LH) TO ADEQUATELY STIMULATE THE TESTES.  ANDROXAL STIMULATES THE PITUITARY TO SECRET NORMAL LEVELS OF IMPORTANT TESTICULAR STIMULATING PITUITARY HORMONES.

Secondary hypogonadism is the most common cause of low testosterone amongst American males.  Unlike the topical creams and gels Androxal does not suppress pituitary secretions of LH and FSH (follicle stimulating hormone).  Topical testosterone suppresses fertility.  Androxal enhances production of both testosterone and sperm.  Unlike approved topical testosterone treatments, unwanted transfer of testosterone to women and children is not possible.  Since, in the case of Androxal, pituitary regulation is still intact, supernormal levels of testosterone are not achieved.  In an exploratory efficacy and safety study in Androxal conducted in 2009, Repros showed that Androxal restores normal sperm counts while increasing testosterone levels in hypogonadal men.

On Monday, August 9, 2010, Repros announced that the FDA agreed with the Company’s proposal to conduct two Phase III placebo and active controlled studies in order to demonstrate the benefit of Androxal in normalizing testosterone levels while preserving fertility.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to obtain FDA approval of Androxal protocols for conducting Phase II and III clinical studies in which T is normalized and fertility is preserved, the timing and cost associated with conducting clinical trials, whether the outcome of more robust, later stage clinical trials will be consistent with the results obtained from more limited early stage clinical trials, Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.